Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Robert W. Weaver
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2007

Tontitown, Arkansas, May 2, 2007......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $1,264,931 or diluted and basic earnings per share of $.12 for the quarter ended March 31, 2007. These results compare to net income of $5,183,360 or diluted and basic earnings per share of $.50 for the quarter ended March 31, 2006. Operating revenues excluding fuel surcharges were $87,543,603 for the first quarter of 2007, a 3.6% decrease compared to $90,849,451 for the first quarter of 2006.

Robert W. Weaver, President of the Company, commented, “Several factors contributed to the reduction of net income for the first quarter of 2007 when compared to the first quarter of 2006. Predominant among these factors was the softening of the freight market in the first quarter of 2007. This decline in demand resulted in very aggressive competition for available freight and generally resulted in a shift to a market more favorable to shippers. The softer freight demand resulted in a decrease in our equipment utilization and a $.08 decrease in our revenue per total mile, before fuel surcharges, for the quarter ended March 31, 2007 compared to March 31, 2006.

Other detriments to first quarter profit included increases in equipment maintenance costs and, to a lesser degree, fuel expense. Severe weather experienced in many of the states which we operate in most heavily resulted in year over year increases in equipment maintenance costs and decreased fuel efficiency. In addition, the cost of fuel increased sharply in March, outpacing offsetting increases in fuel surcharges recovered from customers.

Depreciation expense increased approximately $980,000 for the first quarter of 2007 compared to the same period in 2006. This increase resulted from a 279 truck year to year growth in the average number of company owned trucks from 1,739 in the first quarter of 2006 to 2,018 in the first quarter of 2007.

While these increases in operating costs were contributory to reduced year over year first quarter net income, our number one challenge remains achieving improvements in freight rates and equipment utilization in the current freight market. If rate and utilization levels achieved in the first quarter of 2006 had remained level in the first quarter of 2007, the Company would have seen little shortfall from expectations.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended March 31,
	2007	2006

Revenue, before fuel surcharge	$87,543,603	$90,849,451
Fuel surcharge	11,264,853	9,676,141
	98,808,456	100,525,592

Operating expenses:
Salaries, wages and benefits	33,704,998	33,229,067
Fuel expense	24,591,642	22,254,479
Operating supplies	7,482,006	5,938,169
Rent and purchased transportation	10,034,037	11,348,969
Depreciation and amortization	9,348,883	8,366,213
Operating taxes and license	4,350,689	4,056,873
Insurance and claims	4,535,814	4,195,563
Communications and utilities	768,163	694,699
Other	1,640,347	1,498,434
(Gain) loss on disposition of equipment	17,822	(108,768)
Total operating expenses	96,474,401	91,473,698

Operating income	2,334,055	9,051,894

Other income (expense):
Interest expense	(246,021)	(407,522)

Total other income (expense)	(246,021)	(407,522)

Income before income taxes	2,088,034	8,644,372
Provision for income taxes	823,103	3,461,012

Net income	$1,264,931	$5,183,360

Diluted earnings per share	$0.12	$0.50

Average shares outstanding - Diluted	10,307,581	10,288,377

	Quarter ended March 31,
Truckload Operations	2007	2006

Total miles	60,621,197	58,181,343
Operating ratio*	97.40%	89.23%
Empty miles factor	6.42%	5.34%
Revenue per total mile, before fuel surcharge	$1.29	$1.37
Total loads	83,250	79,370
Revenue per truck per work day	$592	$696
Revenue per truck per week	$2,960	$3,480
Average company trucks	2,018	1,739
Average owner operator trucks	52	50

Logistics Operations
Total revenue	$9,169,332	$11,144,305
Operating ratio	96.79%	95.84%

	As of March 31,
	2007	2006

Long-term debt to book capitalization	17.48%	12.43%
Shareholders’ equity	$186,574,230	$170,486,178
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.